Pricing Supplement No. 14,763

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 26, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Market-Linked Notes due March 31, 2031

Based on the Worst Performing of the State Street® Energy Select Sector SPDR® ETF, the State Street® Industrial Select Sector SPDR® ETF and the Global X Uranium ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.

￭Payment at maturity. At maturity, if the final level of each underlier is greater than its initial level, investors will receive the stated principal amount plus the upside payment. If, however, the final level of any underlier is equal to or less than its initial level, investors will receive only the stated principal amount at maturity.

￭The value of the notes is based on the worst performing underlier. The fact that the notes are linked to more than one underlier does not provide any asset diversification benefits and instead means that a decline in the level of any underlier beyond its initial level will adversely affect your return on the notes, even if the other underliers have appreciated or have not declined as much.

￭The notes are for investors who are concerned about principal risk but seek a return based on the performance of the worst performing underlier, and who are willing to forgo current income in exchange for the repayment of principal at maturity and the potential to receive a positive return. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$589,000
Underliers:

State Street® Energy Select Sector SPDR® ETF (the “XLE Fund”), State Street® Industrial Select Sector SPDR® ETF (the “XLI Fund”) and Global X Uranium ETF (the “URA Fund”). We refer to each of the XLE Fund, the XLI Fund and the URA Fund as an underlying fund.

Strike date:	March 26, 2026
Pricing date:	March 26, 2026
Original issue date:	March 31, 2026
Observation date:	March 26, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	March 31, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$910.60 per note. See “Estimated Value of the Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per note	$1,000	$31.25	$968.75
Total	$589,000	$18,406.25	$570,593.75

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $31.25 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated February 7, 2025 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes

Terms continued from the previous page
Payment at maturity per note:

•If the final level of each underlier is greater than its initial level:

stated principal amount + upside payment

•If the final level of any underlier is equal to or less than its initial level:

stated principal amount

Under no circumstances will the payment at maturity be less than the stated principal amount.

Upside payment:	stated principal amount × participation rate × underlier percent change of the worst performing underlier
Participation rate:	161%
Underlier percent change:	With respect to each underlier, (final level – initial level) / initial level
Worst performing underlier:	The underlier with the lowest percentage return from its initial level to its final level
Final level:	With respect to each underlier, the closing level on the observation date
Initial level:

With respect to the XLE Fund, $61.52, which is its closing level on the strike date

With respect to the XLI Fund, $161.27, which is its closing level on the strike date

With respect to the URA Fund, $46.70, which is its closing level on the strike date

Closing level:	“Closing level” and “adjustment factor” have the meanings set forth under “General Terms of the Securities—Some Definitions” in the accompanying product supplement.
CUSIP:	61781EMB9
ISIN:	US61781EMB91
Listing:	The notes will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Market-Linked Notes

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. Our estimate of the value of the notes as determined on the pricing date is set forth on the cover of this document.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underliers. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underliers, instruments based on the underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underliers, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Market-Linked Notes

Hypothetical Examples

Hypothetical Payoff Diagram

The payment at maturity will be based solely on the performance of the worst performing underlier, which could be any underlier. The payoff diagram below illustrates the payment at maturity for a range of hypothetical performances of the worst performing underlier over the term of the notes, based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	161%
Hypothetical Payoff Diagram

The Worst Performing Underlier
The Notes
Stated Principal Amount
Payment at Maturity per Note
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

￭Upside Scenario. If the final level of the worst performing underlier is greater than its initial level, investors will receive the stated principal amount plus 161% of the appreciation of the worst performing underlier over the term of the notes.

oIf the worst performing underlier appreciates 10%, investors will receive $1,161 per note, or 116.10% of the stated principal amount.

￭Par Scenario. If the final level of the worst performing underlier is equal to or less than its initial level, investors will receive the stated principal amount.

oIf the worst performing underlier depreciates 15%, investors will receive $1,000 per note.

Morgan Stanley Finance LLC

Market-Linked Notes

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes may not pay more than the stated principal amount at maturity. If the final level of the worst performing underlier is equal to or less than its initial level, you will receive only the stated principal amount at maturity, and you will not receive a positive return on your investment.

￭The notes do not pay interest. Because the notes do not pay interest, if the final level of any underlier is equal to or less than its initial level, you will not receive a positive return on your investment, and therefore the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security. Accordingly, the return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

￭The amount payable on the notes is not linked to the values of the underliers at any time other than the observation date. The final levels will be based on the closing levels of the underliers on the observation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of each underlier appreciates prior to the observation date but then the value of any underlier drops by the observation date, the payment at maturity may be less than it would have been had the payment at maturity been linked to the values of the underliers prior to such drop. Although the actual values of the underliers on the stated maturity date or at other times during the term of the notes may be higher than their respective closing levels on the observation date, the payment at maturity will be based solely on the closing levels of the underliers on the observation date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of each underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underliers;

ointerest and yield rates in the market;

odividend rates on the underliers;

othe level of correlation between the underliers;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underliers or equity markets generally;

othe availability of comparable instruments;

othe occurrence of certain events affecting the underliers that may or may not require an adjustment to an adjustment factor;

othe composition of each underlier and changes in the component securities of each underlier;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of any underlier is at, below or not sufficiently above its initial level, or if market interest rates rise.

You can review the historical closing levels of the underliers in the section of this document called “Historical Information.” You cannot predict the future performance of an underlier based on its historical performance. The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the final level of each underlier will be greater than its initial level so that you receive a payment at maturity that exceeds the stated principal amount of the notes.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

Morgan Stanley Finance LLC

Market-Linked Notes

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the notes prior to maturity. If you are a U.S. investor in a note, under the treatment of a note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Morgan Stanley Finance LLC

Market-Linked Notes

Risks Relating to the Underlier(s)

￭Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the notes are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on your investment than if the notes were linked to just one underlier.

oAdjustments to an underlying fund or the index tracked by such underlying fund could adversely affect the value of the notes.

oThe performance and market price of an underlying fund, particularly during periods of market volatility, may not correlate with the performance of its share underlying index, the performance of the component securities of its share underlying index or the net asset value per share of such underlying fund.

oThe anti-dilution adjustments the calculation agent is required to make do not cover every event that could affect an underlying fund.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

oThere are risks associated with investments in securities linked to the value of emerging markets securities.

oSecurities linked to certain underliers are subject to currency exchange risk.

￭The notes are subject to risks associated with investments in securities with a concentration in the energy sector. The securities included in the Energy Select Sector Index and that are generally tracked by the State Street® Energy Select Sector SPDR® ETF are securities of companies whose primary business is directly associated with the energy sector, including the following sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating condition of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates, weather conditions, the cost of exploring for, producing and delivering oil and gas, technological advances affecting energy efficiency and energy consumption, the ability of the Organization of the Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil, currency fluctuations, inflation, natural disasters, civil unrest, acts of sabotage or terrorism and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

￭The notes are subject to risks associated with investments in securities with a concentration in the industrial sector. The notes included in the Industrial Select Sector Index and that are generally tracked by the State Street® Industrial Select Sector SPDR® ETF are securities of companies whose primary business is directly associated with the industrial sector.

Companies in the industrial sector are affected by supply and demand both for their specific product or service and for industrial sector products in general. Other factors that will affect these companies include, but are not limited to, government regulation, world events and economic conditions, technological developments and liabilities for environmental damage and general civil liabilities. Additionally, aerospace and defense companies, which represent a component segment of the industrial sector, can be significantly affected by government spending policies, because companies involved in this industry tend to rely to a significant extent on U.S. and foreign government demand for their products and services. Thus, the financial condition of, and investor interest in, aerospace and defense companies may be heavily influenced by governmental defense spending policies, which are typically under pressure from efforts to control the U.S. (and other) government budgets. Additionally, stocks of transportation companies, which represent a component segment of the industrial sector, are often cyclical and can experience sharp price movements that may result from changes in the economy, fuel prices, labor agreements or insurance costs, among other factors.

￭The notes are subject to risks associated with investments in securities with a concentration in the uranium sector. All of the equity securities held by Global X Uranium ETF are issued by companies with business operations in uranium mining,

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Market-Linked Notes

exploration, oil, gas and consumable fuels or a closely related activity (collectively, the “uranium sector”). As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The uranium sector is exposed to risks related to the uranium mining industry, the exploration industry, the oil, gas and consumable fuels industry and the energy sector. The uranium mining industry can be significantly subject to the effects of competitive pressures in the uranium mining industry and the price of uranium. The price of uranium may be affected by changes in inflation rates, interest rates, monetary policy, economic conditions, other financial events, regulatory events, geopolitical conditions and political stability.

The exploration and development of mineral deposits involve significant financial risks over a significant period of time. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. The uranium sector is cyclical and highly dependent on the market price of fuel. The market value of companies in the uranium sector is strongly affected by the levels and volatility of global commodity prices, mining policies and production costs in the most important uranium-producing countries, the size and availability of uranium stockpiles, supply and demand, the level of economic activity of the main consuming countries, capital expenditures on exploration and production, energy conservation efforts, the prices of alternative fuels, exchange rates and technological advances, including developments in mining and production technology. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. Companies in the energy sector are affected by changes in energy prices, international and domestic politics, energy conservation, the success of exploration projects, natural disasters or other catastrophes, changes in exchange rates, interest rates, or economic conditions, changes in demand for energy products and services and tax and other government regulatory policies. In the event of sudden disruptions in the supply of uranium, such as those caused by war, natural events or accidents, the price of uranium could become extremely volatile and unpredictable. These factors could affect the uranium sector and could affect the value of the equity securities held by Global X Uranium ETF and the price of Global X Uranium ETF, which may adversely affect the value of the notes.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

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Market-Linked Notes

Historical Information

State Street® Energy Select Sector SPDR® ETF Overview

Bloomberg Ticker Symbol: XLE UP

The State Street® Energy Select Sector SPDR® ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its share underlying index, which is the Energy Select Sector Index. The underlying fund manager with respect to the State Street® Energy Select Sector SPDR® ETF is the Select Sector SPDR® Trust, which is a registered investment company. Effective December 1, 2025, the underlier changed its name from Energy Select Sector SPDR® Fund to State Street® Energy Select Sector SPDR® ETF. It is possible that the underlier may not fully replicate the performance of its share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission by the underlying fund manager pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Securities and Exchange Commission file numbers 333-57791 and 811-08837, respectively, through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete.

The closing level of the XLE Fund on March 26, 2026 was $61.52. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

XLE Fund Daily Closing Levels January 1, 2021 to March 26, 2026

This document relates only to the notes referenced hereby and does not relate to the underlier. We have derived all disclosures contained in this document regarding the underlier from the publicly available documents described above. In connection with this offering of notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlier (and therefore the closing level of the underlier on the strike date) have been publicly disclosed. Subsequent

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Market-Linked Notes

disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlier could affect the value received with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.

We and/or our affiliates may presently or from time to time engage in business with the underlying fund manager. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlier, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. You should undertake an independent investigation of the underlier as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlier.

The notes are not sponsored, endorsed, sold, or promoted by the underlying fund manager. The underlying fund manager makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. The underlying fund manager has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Energy Select Sector Index. The Energy Select Sector Index, which is one of the Select Sector sub-indices of the S&P 500® Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the energy sector of the S&P 500® Index. The share underlying index publisher with respect to the Energy Select Sector Index is S&P® Dow Jones Indices LLC, or any successor thereof. The Energy Select Sector Index includes component stocks in industries such as energy equipment and services; and oil, gas & consumable fuels. For more information, see “S&P® Select Sector Indices—Energy Select Sector Index” in the accompanying index supplement.

Morgan Stanley Finance LLC

Market-Linked Notes

State Street® Industrial Select Sector SPDR® ETF Overview

Bloomberg Ticker Symbol: XLI UP

The State Street® Industrial Select Sector SPDR® ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its share underlying index, which is the Industrial Select Sector Index. The underlying fund manager with respect to the State Street® Industrial Select Sector SPDR® ETF is Select Sector SPDR® Trust, which is a registered investment company. Effective December 1, 2025, the underlier changed its name from Industrial Select Sector SPDR® Fund to State Street® Industrial Select Sector SPDR® ETF. It is possible that the underlier may not fully replicate the performance of its share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission by the underlying fund manager pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Securities and Exchange Commission file numbers 333-57791 and 811-08837, respectively, through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete.

The closing level of the XLI Fund on March 26, 2026 was $161.27. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

XLI Fund Daily Closing Levels January 1, 2021 to March 26, 2026

This document relates only to the notes referenced hereby and does not relate to the underlier. We have derived all disclosures contained in this document regarding the underlier from the publicly available documents described above. In connection with this offering of notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlier (and therefore the closing level of the underlier on the strike date) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlier could affect the value received with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.

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Market-Linked Notes

We and/or our affiliates may presently or from time to time engage in business with the underlying fund manager. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlier, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. You should undertake an independent investigation of the underlier as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlier.

The notes are not sponsored, endorsed, sold, or promoted by the underlying fund manager. The underlying fund manager makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. The underlying fund manager has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Industrial Select Sector Index. The Industrial Select Sector Index, which is one of the Select Sector sub-indices of the S&P 500® Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the industrial sector of the S&P 500® Index. The Industrial Select Sector Index includes component stocks in industries such as aerospace and defense, building products, construction and engineering, electrical equipment, industrial conglomerates, machinery, trading companies and distributors, commercial services and supplies, professional services, air freight & logistics, airlines, road & rail and transportation infrastructure. For more information, see “S&P® Select Sector Indices—Industrials Select Sector Index” in the accompanying index supplement.

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Market-Linked Notes

Global X Uranium ETF Overview

Bloomberg Ticker Symbol: URA UP

The Global X Uranium ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its share underlying index, which is the Solactive Global Uranium & Nuclear Components Total Return Index. The underlying fund manager with respect to the Global X Uranium ETF is Global X Funds®, which is a registered investment company. The underlying shares invest at least 80% of total assets in the securities of the Solactive Global Uranium & Nuclear Components Total Return Index. It is possible that the underlier may not fully replicate the performance of its share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission by the underlying fund manager pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Securities and Exchange Commission file numbers 333-151713 and 811-22209, respectively, through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete.

The closing level of the URA Fund on March 26, 2026 was $46.70. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

URA Fund Daily Closing Levels January 1, 2021 to March 26, 2026

This document relates only to the notes referenced hereby and does not relate to the underlier. We have derived all disclosures contained in this document regarding the underlier from the publicly available documents described above. In connection with this offering of notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlier (and therefore the closing level of the underlier on the strike date) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlier could affect the value received with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.

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Market-Linked Notes

We and/or our affiliates may presently or from time to time engage in business with the underlying fund manager. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlier, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. You should undertake an independent investigation of the underlier as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlier.

The notes are not sponsored, endorsed, sold, or promoted by the underlying fund manager. The underlying fund manager makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. The underlying fund manager has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Solactive Global Uranium & Nuclear Components Total Return Index. The Solactive Global Uranium & Nuclear Components Total Return Index tracks the price movements in shares of companies which are (or are expected to be in the near future) active in the uranium industry. This particularly includes uranium mining, exploration, uranium investments and technologies related to the uranium industry. The Index will include a minimum of 20 components at every rebalancing. The share underlying index publisher with respect to the Solactive Global Uranium & Nuclear Components Total Return Index is Solactive AG, or any successor thereof.

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Market-Linked Notes

Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Market-Linked Notes

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

The notes should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes during the year. Upon a taxable disposition of a note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a note is a rate of 4.6828% per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of note, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note during each calendar period.

Projected Payment Date(s)

Projected Payment(s) (per $1,000)

Accrued OID During Calendar Period (per $1,000)

Total Accrued OID (per $1,000)

June 30, 2026

$0.0000

$11.7070

$11.7070

December 30, 2026

$0.0000

$23.6881

$35.3951

June 30, 2027

$0.0000

$24.2427

$59.6378

December 30, 2027

$0.0000

$24.8104

$84.4482

June 30, 2028

$0.0000

$25.3913

$109.8395

December 30, 2028

$0.0000

$25.9858

$135.8253

June 30, 2029

$0.0000

$26.5942

$162.4195

December 30, 2029

$0.0000

$27.2169

$189.6364

June 30, 2030

$0.0000

$27.8541

$217.4905

December 30, 2030

$0.0000

$28.5063

$245.9968

March 31, 2031

$1,260.5837

$14.5869

$260.5837

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the notes.

Non-U.S. Holders. If you are a Non-U.S. Holder, please also read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on

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Market-Linked Notes

certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the notes with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $31.25 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated September 23, 2025, which was filed as an exhibit to a Current Report on Form 8-K by the Company on September 23, 2025.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.